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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into this 25th day of April, 2000, by and between THE MED-DESIGN CORPORATION, a Delaware corporation and Med-Design Research, Limited a California Corporation which is a wholly owned subsidiary of The Med-Design Corporation (hereinafter collectively referred to as "Employer"), and LAWRENCE D. ELLIS, an individual (hereinafter referred to as "Employee"), with regard to the following facts:

WHEREAS, Employee has been working for The Med-Design Corporation and its wholly owned California subsidiary, MDC Research, Limited and the term of his Employment Agreement has expired; and

WHEREAS, Employee has performed valuable services for both the parent and subsidiary Corporations that constitute the Employer; and

WHEREAS, Employer desires assurance of the continued association and services of Employee in order to retain Employee's experience, skills, abilities, background and knowledge, and is therefore willing to engage the services of the Employee on the terms and conditions set forth below. Employee desires to continue in the employ of Employer and hereby accepts and agrees to such employment, subject to the provisions of this Agreement; and

WHEREAS, Employer now desires to continue the employment of Employee, and Employee now desires to accept continued employment as Chief Financial Officer, Executive Vice President, Treasurer and Assistant Secretary, principally responsible for the day to day management of the Employer's financial and accounting operations; and

WHEREAS, Employee will have the above-described positions in both Corporations, but his salary and compensation will be solely as provided in this Agreement.


         NOW THEREFORE, IN CONSIDERATION of the mutual promises and other good and valuable consideration, the parties hereto agree as follows:

1.       TERM

1.01 The Employer hereby employs the Employee and the employee hereby accepts employment with the Employer for a period of two (2) years beginning on April
25, 2000 and terminating on April 24, 2002. This employment term is subject to annual review by the employer on each anniversary date of this agreement and employer may terminate employment after such review at its sole discretion with no further obligation.
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1.02 This employment may be extended by mutual agreement of the parties. As used herein, the phrase "employment term" refers to the entire period of employment of the Employee by the Employer hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided, or extended by mutual agreement of the parties.

2.       DUTIES

2.01 The Employee shall serve as the Chief Financial Officer, Executive Vice President, Treasurer and Assistant Secretary, principally responsible for the day to day management of the Employer's financial and accounting operations. In this capacity, he shall direct the planning, organizing, directing, and controlling the financial, accounting, and control functions of the Employer and its subsidiaries; general and cost accounting; SEC regulatory compliance and reporting; investor relations; the conduct of the Employer's relationships with banks and other lending institutions and the financial community; treasury management; federal, state and local taxes, MIS; debt and lease negotiations; preparation of short and long-range budgets and profit plans; liaison with outside accounting firms; and other financial, accounting, and administrative activities that affect the preparation and communications of timely, meaningful, and accurate financial information to the board of directors, officers, shareholders, and other interested parties and such other executive functions as may be required as directed by the Employer's senior management. He shall do and perform all services, acts, or things necessary or advisable to manage and conduct the responsibilities of the Executive Vice President, and Chief Financial Officer of the Employer, subject to the policies set by the Chief Executive Officer and Board of Directors. The Employee shall perform the specific functions and tasks as set forth above.

3.       LOCATION OF EMPLOYMENT

3.01 The aforesaid services shall be rendered primarily at Employer's facilities in Ventura, California; provided, however, that Employee acknowledges that he may be required to perform services on temporary assignments in other locations from time to time and that he may be reassigned, from time to time, by Employer for extended periods to other locations; provided, however, Employee consents, in advance, to such temporary assignment in other locations.

4.       COMPENSATION

4.01 As compensation for his services hereunder, the Employee shall receive a salary at the rate of one hundred forty thousand dollars ($140,000) per annum, for full time employment of forty (40) hours per week, payable in accordance with Employer's standard practices for payment of salary to its officers.

4.02 Employee shall receive a Warrant for sixty six thousand (66,000) shares of the Employer's common stock at a per share price of $11.875, the closing price

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on April 25, 2000. The Warrant shall be issued as of April 25, 2000 and will be exercisable until April 24, 2005. Thirty three thousand (33,000) of the shares shall be vested immediately upon the issue of the Warrant and thirty three thousand (33,000) shares shall be vested on April 25, 2001. The Warrant shall provide that vesting shall be immediate upon Employee's death or upon a change of control of Employer, but the unvested shares shall not vest before the vesting date in the event that Employee either voluntarily terminates his employment or is terminated for cause by Employer.

5.       EMPLOYEE BENEFITS

5.01 Employee shall have and retain all benefits given to other officers and Employees of Employer, as those benefits are from time to time determined by the Board of Directors, including but not limited to health insurance, dental insurance, life insurance, long term disability insurance, profit-sharing plan, bonus plan, stock option plan, retirement plan, vacation, holidays and sick leave. It is agreed by Employer that Employee shall be granted benefits that are received by other executive officers of the Employer.

6.       BUSINESS EXPENSES

6.01 The services required by the Employer will require the Employee to incur reasonable business expenses, including travel expenses on behalf of the Employer. The Employer shall promptly reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with the business of the Employer, which shall include, but not be limited to automobile mileage, airfare, ground transportation, lodging and subsistence, entertainment and promotional expenses, printing and reproduction, long distance telephone and facsimile charges, and postage and freight costs.

7.       TERMINATION

7.01 The Employee's employment hereunder may be terminated by the Employer without any breach of this Agreement or any obligation to make severance payment except under the circumstances described below in 7.02:

                  A. The Employee's employment hereunder shall terminate upon Employee's death. In event of the death of the Employee during the term of employment, the date of termination shall be on the date of death.

                  B. As a result of the Employee's incapacity due to physical or mental illness, the Employer may terminate the Employee's employment hereunder by giving written notice to such effect to the Employee. In the event of the termination of the Employee's employment hereunder pursuant to this paragraph 7.01(b), the date of termination shall be the date on


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                           which notice of termination is received by the
                           Employee or Employee's personal representative.

                  C. The Employer may terminate the Employee's employment under this Agreement at any time for cause. For purposes of this Agreement, the term "cause" shall be limited to the following: (i) acts by Employee involving moral turpitude which reflect materially and adversely on the Employer, its reputation, or its assets; (ii) gross and continued neglect by the Employee of Employee's duties, which neglect continues for more than thirty (30) days after written notice specifying the nature thereof is received by the Employee; (iii) conviction of a crime involving moral turpitude, including, without limitation, theft or embezzlement; (iv) continuing alcohol or drug abuse; or (v) a material breach of this Agreement which breach remains uncured for a period of sixty (60) after written notice specifying the nature of such breach to the Employee; provided, however, that if the nature of such breach is such that more than sixty (60) days are reasonably required for its cure, then the Employer shall not have the right to terminate this Agreement if the Employee commences such cure within such sixty (60) day period and thereafter diligently prosecutes such cure to completion. Termination pursuant to this paragraph 7.01(c) shall be written notice to the Employee which notice shall specify the cause for termination.

7.02 If this employment is not terminated for cause, but rather as the result of or subsequent to a change in control of the Employer as below defined, Employee shall be paid a sum equal to one year's salary computed at his rate of pay at the time of termination. This severance benefit shall be paid in lieu of and not in addition to the salary which would have been paid to Employee had this employment continued for the balance of the herein stated term.

              Change in control is defined as:

                  A. The individuals who constitute the members of the Board of Directors of the Employer on the date of this Agreement cease for any reason to a majority thereof;

                  B. The Shareholders of the Employer approve a merger or consolidation of the Employer conveying the majority of the voting power of the issued and outstanding securities of the Employer to individuals different than the individuals constituting a majority of the Shareholders on the date of this Agreement;


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                  C.       The Shareholders of the Employer approve an Agreement
                           for the sale or disposition by the Employer of all or substantially all of the Employer's assets.

8.       RIGHTS TO WORK

8.01 All inventions, new products, manufacturing processes and work product made pursuant to this Agreement and Employee's contributions thereto (hereinafter referred to as "Work") shall be the sole and exclusive property of Employer. Employer shall have the perpetual and exclusive right to use, manufacture, distribute, sell or license throughout the world any Work, or part thereof, in which Employee's services are utilized in the medical device and equipment industry which is now known or may hereafter exist, including, without limitation, inventions, new product developments and designs, and the development of manufacturing processes for the medical device and equipment industry. All revenue that Employer derives from the distribution, sales or licensing of such Work shall be the sole and exclusive property of Employer.

8.02 All processes, inventions, design, patents, copyrights, trademarks and other intangible rights that Employee may conceive or develop, either alone or with others, during the term of Employee's employment, in which the equipment, supplies, facilities or trade secret information of Employer were used, or which relate at the time of conception or reduction to practice of the invention to the business of Employment or to Employer's actual or demonstrably anticipated research and development, or which result from any work that Employee performed for Employer, shall be the sole property of the Employer. Employee shall disclose to Employer all inventions conceived during the term of employment, whether or not the property of Employer under the terms of the preceding sentence, provided that such disclosure shall be received by Employer in confidence. Employee shall execute all documents, including patent applications and assignments, that Employer requires to establish Employer's rights under this Section.

8.03 The parties understand and agree that the rights granted to Employer in this paragraph shall continue in effect after the termination or expiration of this Agreement to the extent necessary for Employer's full enjoyment of such rights.

9.       COVENANT NOT TO COMPETE

9.01 The Employee agrees that, during the term of employment, including any renewal thereof, he will not act as an officer, director or consultant or Employee of, or have any direct or indirect financial interest (excluding financial interests in publicly traded corporations) in any business competing with the business of the Employer or its successors. In addition, while Employee is employed by Employer and for three (3) years after termination of that employment, Employee will not, except on behalf of Employer, directly or indirectly, solicit or accept business in competition with Employer from any persons or entities which have been customers of Employer.

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9.02 In the course of his employment, Employee may have access to confidential information and trade secrets relating to the Employer's business. This information includes confidential records and data pertaining to Employer's customers, consultants, contractors and supplies, among others. Except as required in the course of his employment with Employer, Employee will not, without Employer's prior consent, during Employee's employment, either directly or indirectly disclose to any third person such confidential information or trade secrets. In addition, during and for three (3) years after termination of his employment, Employee shall not induce or attempt to induce any Employee of Employer to discontinue working for Employer for the purposes of working for any competitor of Employer.

9.03 In the event that Employee is terminated without cause, the restrictions in paragraph 9.01 are waived by Employer. The restrictions contained in paragraph
9.02 with respect to post-employment activities will remain in full force and effect regardless of the time or reason for Employee's termination.

10.  NOTICES

10.01 All notices, requests, demands or other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (1) when hand delivered to the other party; (2) when received when sent by telex or facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first class postage prepaid and addressed to the parties as set forth below, or (b) the receiving party delivers a written confirmation or receipt for such notice either by facsimile or any other method permitted under this paragraph. Additionally, any notice given by telex or facsimile shall be deemed received on the next business day, if such notice is received after 5:00 p.m. (recipient's time) or on a non-business day; (3) three business days after the same have been deposited in a United States post office with first-class or certified-mail return-receipt-requested postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

         To Employer:         The Med-Design Corporation
                              2810 Bunsen Avenue
                              Ventura, CA  93003
                              Facsimile:  (805) 339-9751
                              Attn:  James M. Donegan, Chief Executive Officer



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         To Employee:        Lawrence D. Ellis
                             1050 Novato Drive
                             Oxnard, California 93035
                             Telephone:  (805) 984-4231

11.      ENTIRE AGREEMENT

         This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee in the positions herein above-described and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

12.      MODIFICATION

         Any modification to this Agreement will be effective only if it is in writing signed by the parties hereto.

13.      SEVERABILITY

         If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

14.      CONSTRUCTION AND JURISDICTION

         This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California irrespective of such state's choice-of-law principles. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts having jurisdiction over Ventura California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph.

15.      ARBITRATION

         The parties shall submit any dispute concerning the interpretation of or the enforcement of rights and duties under this Agreement to final and binding arbitration pursuant to the American Arbitration Association Rules. Arbitration shall be conducted by a neutral arbitrator or arbitrators appointed in accordance with the American Arbitration Association Rules. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction for relief

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in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this paragraph.

16.      SUCCESSORS AND ASSIGNS

           Subject to the provisions of this Agreement regarding assignment, this Agreement shall be binding upon the heirs, executors, administrators, legal representatives, successors, and assigns of the respective contracting parties.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and years first above written with full knowledge of the contents and intending thereby to be legally bound.



ATTEST:                                     EMPLOYER:
                                            THE MED-DESIGN CORPORATION



                                            By:
--------------------------------               -------------------------------
Secretary                                      James M. Donegan
                                               Chief Executive Officer


ATTEST:                                     MDC RESEARCH, LIMITED



                                            By:
--------------------------------               ------------------------------
Secretary                                      James M. Donegan
                                               Chief Executive Officer

WITNESS:                                    EMPLOYEE:



--------------------------------            ---------------------------------
                                                   Lawrence D. Ellis



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